IF AND TO THE EXTENT THAT THIS NOTE CONSTITUTES A SECURITY, THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. IF AND TO THE EXTENT THAT THIS NOTE CONSTITUTES A SECURITY, THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.


                              PVAXX CORPORATION

                               SENIOR SECURED
                              PROMISSORY NOTE


May 31st 2002                                                      L907,159.47


1.      Principal and Interest.

     (a) PVAXX Corporation and Subsidiaries (the "Company"), a Colorado corporation, for value received, hereby promises indefeasibly to pay to the order of JUMIK INVESTMENTS, INC. or holder (the "Holder") in lawful money of the United States at the address of the Holder set forth below or such other address as the Holder may specify by written notice, the principal amount of NINE HUNDRED AND SEVEN THOUSAND ONE HUNDRED AND FIFTY NINE POUNDS 47 pence exactly (L907,159:47), together with interest at four and one-half percent (4.5%) above UK base rate per annum until the maturity of this Note, whether as scheduled or by acceleration or otherwise, and, thereafter, at the lesser of (i) base rate plus four and one-half percent (4.5%) per annum, and
(ii) the maximum legal rate of interest that may be charged at any time on such debt. All computations of interest shall be made on the basis of a 365-day year for actual days or portions of days elapsed. The Holder has the right to require redemption of the full amount of this Note if more than TEN MILLION DOLLARS ($10,000,000) of new capital is raised by the Company.

     (b) The principal on this Note is due and payable immediately without written demand for such payment, on May 31st, 2005. While the Holder may in its discretion elect to make demand for payment by the Company of any amount owing under this Note when Holder perceives:

          (i) a significant adverse change in the Company's creditworthiness, including without limitation insolvency (as defined in the UCC), the attachment of any lien or security interest, whether voluntary or involuntary, or sufferance of any judgment,

          (ii) a significant change in the ownership or control of the Company's equity securities or board of directors,

          (iii) any default on any obligation of the Company for borrowed money, or with respect to any material lease or contract, or

          (iv) or any other default or defined "event of default" that asset-based finance lenders customarily include in their loan documents to entitle themselves to accelerate their indebtedness.

     (c) The accrued interest on this Note is due and payable immediately upon the last banking day of the months of August, November, February and May for the term of this Note. While the Holder may in its discretion elect to make demand for payment by the Company of any amount of accrued interest owing under this Note at any time, including without limitation when Holder perceives:

          (i) a significant adverse change in the Company's creditworthiness, including without limitation insolvency (as defined in the UCC), the attachment of any lien or security interest, whether voluntary or involuntary, or sufferance of any judgment,

          (ii) a significant change in the ownership or control of the Company's equity securities or board of directors,

          (iii) any default on any obligation of the Company for borrowed money, or with respect to any material lease or contract, or

          (iv) or any other default or defined "event of default" that asset-based finance lenders customarily include in their loan documents to entitle themselves to accelerate their indebtedness.

This Note may be prepaid without penalty, in whole or in part, at any time, provided, however, that such right of prepayment by the Company must involve indefeasible payment, and, except as the Holder may otherwise agree in writing, the Company shall give at least ten (10) days' prior written notice to the Holder of any tender of any such prepayment.

     (d) Upon payment in full in accordance with this Note of all principal, interest and other amounts payable in connection with the Note, this Note shall be surrendered to Company for cancellation.

     (e) The Company shall make all payments due hereunder at the office of the Holder at:

          JUMIK INVESTMENTS, INC.
          P.O. BOX 257.
          PORT VILA.
          VANUATU.

or such other place as the Holder may designate by written notice to the Company. Each payment shall be applied to such indebtedness as Holder may direct in its discretion.

     (f) All payments under this Note shall be made unconditionally, indefeasibly and in full without deduction, setoff, recoupment, counterclaim, or other defense, all of which are hereby waived to the maximum extent permitted by applicable law. If the Company or any of its affiliates have any claim, recoupment, setoff, defense or other right to the contrary, the Company shall notify Holder in writing immediately, and the Company represents and warrants that it presently has no such claims, recoupments, setoffs, defenses or other such rights.

     (g) The Company also waives presentment, protest, presentation of the Note and any other condition precedent to payment to the Holder.

     (h) The Company shall pay all amounts due free and clear of and without reduction or deduction for or on account of any present or future taxes, levies, charges, imports, duties, assessments, withholding or other governmental obligations (collectively called "Taxes"), and the Company shall increase such amounts paid to the Holder as needed in order to satisfy its obligations to Holder net of any Taxes. The Company shall indemnify Holder against and hold Holder harmless from any Taxes or any obligation of Holder to withhold or turn over any amount for or on account of any Taxes, and on account of any costs or liabilities associated therewith.

2.      Security Interest.

     (a) The Company hereby pledges and grants to the Holder a security interest in the Collateral (as defined below) to secure payment and performance of all of the obligations and liabilities of the Company to the Holder in connection with this Note or under applicable law with respect thereto or with respect to any of the Collateral. The "Collateral" shall consist of the following, whether now existing or hereafter arising:

          (i) all tangible and intangible personal property assets of the Company, whether now owned or hereafter acquired, including, without limitation, any accounts receivable, payment intangibles, general intangibles, chattel paper, letters of credit, investment property, instruments, securities accounts, deposit accounts, documents, inventory (including returned or consigned goods), deposits, equipment, contract rights, any commercial torts, trade secrets, patents, copyrights, trademarks and other intellectual property rights of the Company, together with all applications for any of the foregoing and associated rights, claims, guaranties, surety bonds, insurance policies and other personal property, and

          (ii) all Proceeds (as defined below) and products, additions, and accessions to or of the assets described in clause (i) of this subsection (a) at any time, in each case whether now existing or hereafter arising. "Proceeds" includes any equipment, inventory, (including returned or consigned goods), and any other property whatever which is receivable or received at any time, however arising, when any of the Collateral or Proceeds is sold, collected, exchanged, leased, damaged, converted, lost or otherwise disposed of, whether such event or disposition is voluntary or involuntary, or intentional, unintentional or however arising, and includes, without limitation, all payment intangibles, general intangibles, accounts, chattel paper, instruments, deposit accounts, securities accounts, investment property, commercial torts and other rights to payment, including return premiums, with respect to any insurance relating thereto and any equipment, inventory and other personal property.

At the request of the Holder, the Company agrees and covenants to use commercially reasonable efforts to procure, execute and deliver from time to time any consents, approvals, endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Holder to perfect, maintain and protect its security interest and the priority thereof.

     (b) The Company hereby grants and transfers the right and power of attorney to Holder as the attorney in fact of the Company in the name and place of the Company or Holder to execute such documents and to take such other actions as the Holder may deem necessary, useful or appropriate in order to perfect, enforce, exercise, collect or otherwise effectuate any or all of the Collateral or any of the Holder's rights or remedies with respect to the Collateral or any or all of this Note (or other secured obligation or under applicable law).

     (c) Upon the Company's indefeasible repayment in cash in accordance with this Note of the outstanding principal balance of this Note, all interest accrued and unpaid thereon and all other amounts owing in connection with this Note or secured by any or all of the Collateral, the Holder agrees that it will execute and deliver any agreement, financing statement termination or other writings necessary to release the security interest granted pursuant to
Section 2(a).

     (d) The Holder shall have all of the rights and remedies provided to secured parties or note holders by the applicable law. In addition, whether or not any event of default or demand exists at such tine, the Holder shall be entitled to notify any account debtor of the Holder's rights in the Collateral. and to enforce direct collection of all liabilities of any account debtor to the Company in accordance with those applicable laws and to apply any recovery to any indebtedness as provided in the Note.

3.      Attorneys Fees.

     If the indebtedness represented by this Note or any part thereof or any right of the Holder, is collected or otherwise sought to be enforced in bankruptcy, receivership or other judicial proceedings or if the Holder of this Note engages attorneys for collection of this Note after default or with respect to the enforcement of any right or remedy of the Holder with respect to any Collateral, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by the Holder at any time.

4.      Notices.

     All notices and other communications required or permitted hereunder shall be in writing and may be delivered in person or by facsimile, electronic mail, or overnight courier, addressed (a) if to the Holder, at PO Box 257, Port Vila, Vanuatu, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, to its address set forth on the signature page of this Note and addressed to the attention of the Secretary, or at such other address as the Company shall have furnished to the Holder. All such notices and other communications shall be deemed given upon personal delivery, upon confirmation of facsimile transfer or upon confirmation of electronic mail transmission or upon delivery by courier.

5.      Governing Law.

     This Agreement shall be governed by and construed under the laws of any chosen competent jurisdiction without reference to principles of conflict of law or choice of laws.

6.      No Personal Liability of Officers.

     In no event shall any officer of the Company by signing this Note be personally liable on this full recourse Note of the Company for any amount due hereunder, although the Holder reserves any rights, remedies or claims, if any, that it might otherwise have unless under applicable law to the extent the officer would be culpable and liable for wrongful actions in depriving Holder of or harming any of its rights with respect to any obligations or Collateral of the Company.

7.      Amendment and Waiver.

     The provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Holder.

8.      WAIVER OF JURY TRIAL.

     EACH OF THE HOLDER AND THE COMPANY WAIVE ANY AND ALL RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY DISPUTE, CLAIM, OR CAUSE OF ACTION, DIRECTLY OR INDIRECTLY, BASED UPON, ARISING OUT OF, RELATED TO, OR AFFECTING THE NOTE, ANY OF THE RIGHTS, INTERESTS, REMEDIES, OR COLLATERAL OF ANY PARTY WITH RESPECT TO THIS NOTE, OR ANY RELATED TRANSACTION OR ACTION OR OMISSION, INCLUDING WITH RESPECT TO ANY LITIGATION OF ANY ALLEGATION OF ANY BREACH OF CONTRACT, TORT, WRONG OR EQUITABLE RIGHT OF REMEDY OF ANY KIND, AND ANY AND ALL SUCH DISPUTES, CLAIMS OR CAUSES OF ACTION SHALL BE RESOLVED BY A COURT WITHOUT A JURY.



IN WITNESS WHEREOF, the Company has executed and delivered this Note on 5th June 2002.

PVAXX CORPORATION

By: ________________________________

________________________________

Agreed and Accepted As of the Date At The Top of This Note:


HOLDER

By: ________________________________

 ________________________________